Exhibit 10.4

FOURTH AMENDMENT TO THE AMENDED AND RESTATED LIMITED

PARTNERSHIP AGREEMENT

OF

DCT INDUSTRIAL OPERATING PARTNERSHIP LP,

A Delaware limited partnership

This Fourth Amendment (the “Amendment”) to the Amended and Restated Limited Partnership Agreement (the “Agreement”) of DCT Industrial Operating Partnership LP, a Delaware limited partnership (the “Partnership”), dated as of October 10, 2006, as amended to date, is made and entered into as of December 1, 2008 by DCT Industrial Trust Inc., a Maryland corporation, as General Partner (the “General Partner”).

RECITALS

WHEREAS, the General Partner desires to amend the Agreement, pursuant to Article 11 thereof, as set forth below; and

WHEREAS, all capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Agreement;

NOW, THEREFORE, the Agreement shall be amended as follows:

1. Section 2 of the Agreement is amended to add the following as Section 2.7:

“2.7 UCC Article 8 Election. All Partnership Interests shall be securities within the meaning of, and governed by, (i) Article 8 of the Delaware Uniform Commercial Code and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction.”

2. Section 10.6(a) of the Agreement is amended and restated in its entirety as follows:

“(a) As soon as practicable after the close of each fiscal quarter (other than the last quarter of the fiscal year), the General Partner shall deliver to each Limited Partner a quarterly report containing financial statements of the Partnership, or of the General Partner if such statements are prepared solely on a consolidated basis with the General Partner, for such fiscal quarter, presented in accordance with generally accepted accounting principles. As soon as practicable after the close of each fiscal year, the General Partner shall deliver to each Limited Partner an annual report containing financial statements of the Partnership, or of the General Partner if such statements are prepared solely on a consolidated basis with the General Partner, for such fiscal year, presented in accordance with generally accepted accounting principles. The annual financial statements shall be audited by accountants selected by the General Partner. The reports required to be delivered hereunder shall be delivered by regular U.S. mail or any other means reasonably likely to result in each Limited Partner receiving such reports, as determined by the General Partner in its sole discretion; provided that, notwithstanding the foregoing, to the extent the General Partner or the Partnership is subject to periodic reporting requirements under the Securities Exchange Act of 1934, as amended, and files the quarterly and annual reports required thereunder within the time periods provided for the filing of such reports, including any permitted extensions, the General Partner shall be deemed to have complied with the foregoing requirements of this Section 10.6(a) without taking any further actions to deliver the reports referenced herein.”

3. All other terms and conditions of the Agreement, as amended, shall be unchanged and remain in full force and effect.

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IN WITNESS WHEREOF, the General Partner executed this Amendment as of the day and year first above written.

GENERAL PARTNER:

DCT INDUSTRIAL TRUST INC.

By:	/s/ Philip L. Hawkins
Philip L. Hawkins
Chief Executive Officer